EXHIBIT (2)(e)

APS BY-LAWS AMENDMENT

     Eaton Vance Tax-Advantaged Dividend Income Fund, Eaton Vance Tax-Advantaged Global Dividend Income Fund, Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund, Eaton Vance Floating-Rate Income Trust, Eaton Vance Senior Floating-Rate Trust, Eaton Vance Limited Duration Income Fund, Eaton Vance Municipal Income Trust, Eaton Vance Insured Municipal Bond Fund, Eaton Vance Insured Municipal Bond Fund II, Eaton Vance California Municipal Income Trust, Eaton Vance Insured California Municipal Bond Fund, Eaton Vance Insured California Municipal Bond Fund II, Eaton Vance Florida Municipal Income Trust, Eaton Vance Insured Florida Municipal Bond Fund, Eaton Vance Massachusetts Municipal Income Trust, Eaton Vance Insured Massachusetts Municipal Bond Fund, Eaton Vance Michigan Municipal Income Trust, Eaton Vance Insured Michigan Municipal Bond Fund, Eaton Vance New Jersey Municipal Income Trust, Eaton Vance Insured New Jersey Municipal Bond Fund, Eaton Vance New York Municipal Income Trust, Eaton Vance Insured New York Municipal Bond Fund, Eaton Vance Insured New York Municipal Bond Fund II, Eaton Vance Ohio Municipal Income Trust, Eaton Vance Insured Ohio Municipal Bond Fund, Eaton Vance Pennsylvania Municipal Income Trust, and Eaton Vance Insured Pennsylvania Municipal Bond Fund

Amendment to By-laws – Statement Creating Series of Auction Preferred Shares September 15, 2005

     Pursuant to Article XIV of the By-laws of each of the above-named Eaton Vance closed-end investment companies (each a “Trust”), the Trustees hereby amend Article VII of said By-laws (constituting a Statement Creating One or More Series of Auction Preferred Shares) by adding the following as new sub-paragraphs (c)(iv) and (c)(v) to Section 2 thereof effective as of the date hereof:

     (iv) With respect to each Dividend Period, the Trust may, at its sole option and to the extent permitted by law, by telephonic and written notice (a “Request for Change in Dividend Period”) to the Auction Agent and to each Broker-Dealer, request that each succeeding Dividend Period for a series of APS be changed to a number of days, evenly divisible by seven and not fewer than 7 nor more than 364 in the case of a Short Term Dividend Period or one whole year or more but not greater than 5 years in the case of a Long Term Dividend Period, specified in such notice, provided that the Trust may not give a Request for Change in Dividend Period of greater length than the immediately preceding Dividend Period (and any such request shall be null and void) unless, for any Auction occurring after the initial Auction, Sufficient Clearing Bids were made in the last occurring Auction and unless full cumulative dividends, any amounts due with respect to redemptions, and, if applicable to the Trust, any Additional Dividends payable prior to such date have been paid in full. Such Request for Change in Dividend Period, in the case of a Short Term Dividend Period, shall be given on or prior to the second Business Day but not more than seven Business Days prior to an Auction Date for a series of APS and, in the case of a Long Term Dividend Period, shall be given on or prior to the second Business Day but not more than 28 days prior to an Auction Date for a series of APS. Upon receiving such Request for Change in Dividend Period, the Broker-Dealer(s) shall jointly determine whether, given the factors set forth below, it is advisable that the Trust issue a Notice of Change in Dividend Period for the series of APS as contemplated by such Request for Change in Dividend Period and the Optional Redemption Price of the APS during such Dividend Period and the Specific Redemption Provisions, if applicable, and shall give the Trust and the Auction Agent written notice (a “ Dividend Change Response”) of such determination by no later than the second Business Day prior to such Auction Date. In making such determination, the Broker-Dealer(s) will consider (1) existing short-term and long-term market rates and indices of such short-term and long-term rates, (2) existing market supply and demand for short-term and long-term securities, (3) existing yield curves for short-term and long-term securities comparable to the APS, (4) industry and financial conditions which may affect the APS, (5) the investment objective of the Trust, and (6) the Dividend Periods and dividend rates at which current and potential beneficial holders of the APS would remain or become beneficial holders. If the Broker-Dealer(s) shall not give the Trust and the Auction Agent a Dividend Change Response by such second Business Day or if the Dividend Change Response states that given the factors set forth above it is not advisable that the Trust give a Notice of Change in Dividend Period for the series of APS, the Trust may not give a Notice of Change in Dividend Period in respect of such Request for Change in Dividend Period. In the event the Dividend Change Response indicates that it is advisable that the Trust give a Notice of Change in Dividend Period for the series of APS, the Trust may by no later than the second Business Day prior to such Auction Date give a notice (a “Notice of Change in Dividend Period”) to the Auction Agent, the Securities Depository and each Broker-Dealer which notice will specify (i) the duration of the new Dividend Period, (ii) the Optional Redemption Price as specified in the related Dividend Change Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Trust also shall provide a copy of such Notice of Change in Dividend Period to Moody’s, S&P and/or Fitch, as may be applicable. The Trust shall not give a Notice of Change in Dividend Period and, if the Trust has given a Notice of Change in Dividend Period, the Trust is required to give telephonic and written notice of its revocation (a “Notice of Revocation of Dividend Change”) to the Auction Agent, each Broker-Dealer, and the Securities Depository on or prior to the Business Day prior to the relevant Auction Date if (x) either the 1940 Act APS Asset Coverage is not satisfied or the Trust shall fail to maintain Fitch Eligible Assets, S&P Eligible Assets or Moody’s Eligible Assets, as may be applicable, with an aggregate Discounted Value at least equal to the APS Basic Maintenance Amount, on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Auction Date on an actual basis and on a pro forma basis giving effect to the proposed new Dividend Period (using as a pro forma dividend rate with respect to such Dividend Period the dividend rate which the Broker-Dealers shall advise the Trust is an approximately equal rate for securities similar to the APS with an equal dividend period), (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been irrevocably deposited with the Auction Agent by the close of business on the third Business Day preceding the related Auction Date or (z) the Broker-Dealer(s) jointly advise the Trust that after consideration of the factors listed above they have concluded that it is advisable to give a Notice of Revocation of Dividend Change. The Trust also shall provide a copy of such Notice of Revocation of Dividend Change to Fitch, S&P and/or Moody’s, as may be applicable. If the Trust is prohibited from giving a Notice of Change in Dividend Period as a result of any of the factors enumerated in clause (x), (y) or (z) above or if the Trust gives a Notice of Revocation of Dividend Change with respect to a Notice of Change in Dividend Period for any series of APS, the next succeeding Dividend Period will consist of the same number of days as the immediately prior Dividend Period. In addition, in the event Sufficient Clearing Bids are not made in the applicable Auction or such Auction is not held for any reason, such next succeeding Dividend Period will consist of the same number of days as such immediately prior Dividend Period and the Trust may not again give a Notice of Change in Dividend Period for the APS (and any such attempted notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction with respect to a Dividend Period of such length.

     (v) The Trust may, at its sole option and to the extent permitted by law, by telephonic and written notice to the Auction Agent and to each Broker-Dealer, request that the Business Day on which the Auction for the succeeding Dividend Period that is a Short Term Dividend Period for a series of APS occurs be changed such that the immediately succeeding Dividend Period will be a period that is not evenly divisible by seven (a “Transitional Dividend Period”). For example, if the normal Auction Date for a Series that has a Dividend Period of seven days is Monday and the Trust desires to change the normal Auction Date to Tuesday the Fund may request a Transitional Dividend Period of eight days pursuant to this sub-paragraph and thereafter each subsequent Dividend Period would be a Dividend Period of seven days with an Auction held each Tuesday. The Trust may also request a Transitional Dividend Period in connection with a Request for Change in Dividend Period. For example, if the normal Dividend Period for a Series is twenty-eight days with the next Auction to occur on a Monday, and the Trust desires to change such Series to a seven day Dividend Period with Auctions normally occurring on Tuesday, the Trust may make a Request for Change in Dividend Period such that the immediately succeeding Dividend Period would be an eight day Dividend Period with the next Auction to occur on Tuesday and each Dividend Period thereafter would be a seven day Dividend Period with an Auction occurring each succeeding Tuesday. A request for a Transitional Dividend Period must be made in accordance with the procedures described in sub-paragraph (iv) above applicable to a Request for Change in Dividend Period regardless of whether the normal number of days in Dividend Periods succeeding a Transitional Dividend Period would be different than the current normal number of days in the Dividend Period for such Series.